Exhibit 10.2

BJ’S WHOLESALE CLUB, INC.

GENERAL DEFERRED COMPENSATION PLAN

2008 Amendment and Restatement

1.	Purpose

The purpose of the BJ’s Wholesale Club, Inc. General Deferred Compensation Plan is to provide a means for selected participants to defer the payment of compensation.

2.	Definitions

(a)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(b)	“Company” shall mean BJ’s Wholesale Club, Inc. and its subsidiaries, except that as used in Exhibit A the term “Company” shall mean BJ’s Wholesale Club, Inc. As used in the preceding sentence and in Exhibit A. “subsidiary” means any corporation or other entity 50% or more of the total combined voting power of all classes of stock or other interests of which are owned, directly or indirectly, by BJ’s Wholesale Club, Inc.

(c)	“Deferral Period” shall mean the period of time commencing on the date a Participant makes an election to defer Eligible Compensation pursuant to Section 4 and ending on the date on which payment of such Deferred Compensation commences.

(d)	“Deferred Compensation” shall mean “Eligible Compensation,” the payment of which has been deferred by a “Participant.”

(e)	“E.C.C.” shall mean the Executive Compensation Committee of the Board of Directors of BJ’s Wholesale Club, Inc.

(f)	“Effective Date” shall mean the date on which Waban Inc. completed the spin-off of the Company by distributing to Waban’s stockholders on a pro rata basis all of the outstanding shares of Common Stock of the Company held by Waban Inc.

(g)	“Eligible Compensation” shall mean (i) any base salary payable, (ii) any cash bonus payable pursuant to an annual or long-term incentive plan of the Company, (iii) any annual retainer and/or meeting fees payable to directors of BJ’s Wholesale Club, Inc., and (iv) subject to such exceptions as the E.C. C. may provide, other cash compensation payable to a Participant.

(h)	“Eligible Participant” shall mean (i) an employee of the Company who has been selected by the E.C.C. as eligible to defer compensation or (ii) a director of the Company.

(i)	“Fiscal Year” shall mean the period ending on the last Saturday in January, and commencing on (i) the Sunday following the last Saturday in January of the preceding calendar year or (ii) with respect to the fiscal year in which the Effective Date occurs, such Effective Date. The First Quarter commences on the Sunday following the last Saturday in January of the preceding calendar year and includes the first through thirteenth week of a Fiscal Year; the Second Quarter includes the fourteenth through twenty-sixth week of a Fiscal Year; the Third Quarter includes the twenty-seventh through thirty-ninth week of a Fiscal Year; the Fourth Quarter includes the fortieth through fifty-second or fifty-third week of a Fiscal Year. Said Four Quarters are the Fiscal Quarters of a Fiscal Year. If the Fiscal Year does not begin on the Sunday following the last Saturday in January, then the Fiscal Quarters shall include the balance of the Fiscal Quarter in which the Effective Date occurs and the remaining Fiscal Quarters in such Fiscal Year.

(j)	“Interest Rate” for a Fiscal Year shall mean a rate equal to the yield as quoted in the Wall Street Journal on the first Monday of each Fiscal Month upon the issue of United States Treasury Notes which have a period remaining to maturity of not less than, but closest to, ten years after the first day of such Fiscal Month, averaged over the previous 12 months, or if there is no such quote, the E.C.C. shall determine a rate of interest which is consistent with the foregoing.

(k)	“Participant” shall mean an Eligible Participant who has elected to defer compensation in accordance with the Plan.

(1)	“Plan” shall mean this BJ’s Wholesale Club, Inc. General Deferred Compensation Plan as it may be amended from time to time.

(m)	“Termination Date” shall mean (i) in the case of an employee, the date of severance of a Participant’s employment with the Company, whether by death, disability, retirement, resignation, discharge, or otherwise or (ii) in the case of a director, the date the individual ceases to be a director of the Company.

3. Administration

This Plan shall be administered by the E.C.C. which, in addition to the authority, power, and duty expressly set forth in the Plan, shall have the authority, power, and duty, subject to the provisions of the Plan, to (A) make rules and regulations for the deferral of compensation, the designation of beneficiaries, and the payment of Deferred Compensation, (B) interpret the Plan, and (C) make any other determination that it believes necessary or advisable for the administration of the Plan. Decisions and determinations made by the E.C.C. shall be final and binding upon all persons.

4.	Deferral of Compensation

A.	Election to Defer

Each Eligible Participant may make an election to defer the receipt of all or any part of his Eligible Compensation, pursuant to a written agreement signed by the Eligible Participant. Such agreement shall specify the time and form of payment of the Participant’s Deferred Account, as defined in Section 5, and shall be made and become irrevocable no later than the following time limits.

Type of Compensation	Deadline for Deferral Agreement
Base Salary	December 31 of the calendar year which next precedes the calendar year in which the Participant is to perform the services that give the Participant a legally binding right to the base salary subject to the deferral agreement.

Annual Incentive (cash bonuses, including amounts payable under the BJ’s Wholesale Club, Inc. Management Incentive Plan)	The date that is six months before the close of the Fiscal Year of the Company that constitutes the “Performance Period,” as defined under the BJ’s Wholesale Club, Inc. Management Incentive Plan with respect to which the bonus is payable.

Long-Term Incentive (cash bonuses representing a multi-year cash award, including amounts payable under the BJ’s Wholesale Club, Inc. Growth Incentive Plan)	The date that is six months before the close of the Fiscal Year of the Company that constitutes an “Award Period,” as defined under the BJ’s Wholesale Club, Inc. Growth Incentive Plan with respect to which the bonus is payable.

Annual Retainer and/or Meeting Fees	December 31 of the calendar year which precedes the calendar year for which annual retainer or meeting fees are payable to members of the Company’s Board of Directors.

B.	Notice of Election to Defer

Each Participant shall notify the Company of an election to defer the receipt of Eligible Compensation on a form provided by the Company that will state: (i) the amount or percentage of the Eligible Compensation to be deferred; (ii) the date on which or the event following which the payment of such Deferred Compensation is to begin; (iii) the form in which such Deferred Compensation will be paid; and (iv) the Beneficiaries designated under Section 7.C with respect to the Deferred Compensation.

C.	Administration of Deferred Accounts

The E.C.C. shall establish rules and regulations relating to the administration of Deferred Compensation elections and may specify a minimum amount or percentage of deferral and/or a minimum period of deferral. Payments of Deferred Compensation and interest credited thereto that are made in the form of installments shall not exceed 120 monthly payments. If a Participant fails to designate the payment period and/or schedule of payments with respect to any Deferred Compensation, the payment of such Deferred Compensation and interest thereon shall be made in 120 monthly installments, commencing as soon as reasonably practicable after the Participant’s Termination Date.

D.	Revocation of Election

A Participant may revoke or modify an election to defer Eligible Compensation duly made, provided that written notice of the same is filed with the E.C.C. before the date on which such election would become irrevocable under Section 4.A. The E.C.C. may grant a Participant’s application to cancel a deferral election if the Participant has incurred either an unforeseeable emergency, as defined in Section 6.D, or a disability, as defined below. In the case of such an application based on the Participant’s disability, the cancellation must occur by the end of the calendar year in which the Participant incurs the disability or by the 15th day of the third month following the date the Participant incurs the disability. For purposes of this Section 4.D, disability means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

E.	Subsequent Changes as to Time and Form of Payment

An Eligible Participant who has made a deferral election pursuant to Section 4.A or this Section 4.E may also make a subsequent election to delay or change the form of payment of Deferred Compensation subject to such election, provided that the election satisfies the following conditions:

(i)	The subsequent election does not take effect until at least 12 months after the date on which it is made;

(ii)	Payment of the Deferred Compensation with respect to which the subsequent election is made results in a deferral for a period of not less than five years from the date the Deferred Compensation would otherwise have been paid; and

(iii)	The subsequent election is made at least 12 months before the date that the Deferred Compensation would be paid under the prior deferral election.

For purposes of this Section 4.E, a deferral election will not be considered to have been made until it becomes irrevocable.

F.	Deferral of Vesting under Restricted Stock Agreement

An Eligible Participant may elect, subject to the Company’s agreement, to defer the date on which an award of common stock of the Company under Section 8 of the BJ’s Wholesale Club, Inc. 2007 Stock Incentive Plan (“Restricted Stock”) would otherwise become vested. Such election must be made prior to the date the Restricted Stock vests by executing a Restatement of the Restricted Stock Agreement originally entered into by the Eligible Participant and the Company at the time the Restricted Stock was awarded.

5.	Establishment of Deferred Account

The Company shall establish and maintain a separate Deferred Account for each deferral made by a Participant, except that a single aggregated Deferred Account may be maintained for all deferrals by a Participant having identical payout periods.

Each Deferred Account of a Participant shall consist of an amount of money credited to such account by reason of the Participant’s election to defer Eligible Compensation, as follows:

(1)	Principal

The Participant’s Deferred Account shall be credited with the amount of such Eligible Compensation as the Participant shall elect to defer as of the date on which it would be payable but for said deferral.

(2)	Interest

On the last day of each Fiscal Quarter of each Fiscal year, the Participant’s Deferred Account shall be credited with interest computed on the average monthly balance of said account during the Fiscal Quarter at the Interest Rate designated for the Fiscal Year.

After the close of each Fiscal Year, the Company shall deliver to each Participant a written report summarizing the balance of the Participant’s Deferred Account(s) as of the last day of the Fiscal Year.

6.	Payment of Deferred Compensation

A.	Amount of Payment

Unless the Participant has selected a lump sum payment or some other payment schedule or formula which has been approved by the E.C.C., the amount to be paid to a Participant in any month during the payout period specified in the Participant’s election shall be paid in cash and computed by multiplying the amount credited to the Deferred Account by a fraction, the numerator of which is one and the denominator of which is the number of months remaining in the applicable payment period.

B.	Time of Payment

(1)	Distribution While Actively Employed. In the case in which a Participant elects to receive payment on a specified date or event and the Participant is actively employed by the Company at such date or event, all payments shall be made in accordance with the election(s) filed with the Company.

(2)	Distribution Upon Termination Date. The entire amount, if any, then credited to each Deferred Account of a Participant shall be paid to him or his designated Beneficiary or his estate, as the case may be, in accordance with the election(s) filed by the Participant with the Company.

C.	Delay in Payment

Notwithstanding anything to the contrary, payments due to separation from service with the Company of a Specified Employee may not be made before the date that is six months after the date of separation from service within the meaning of Section 409A of the Code, or, if earlier, the date of the Specified Employee’s death.

For purposes of this Section 6, a Participant is a “Specified Employee” for each 12-month period that begins on April 1 if the Participant has met any of the following requirements at any time during the calendar year (based on the total compensation reported on the Participant’s Form W-2 for such calendar year) that precedes such April 1:

(i)	The Participant was an officer of the Company having annual compensation from the Company greater than $130,000, as annually adjusted pursuant to Section 416(i)(A) of the Code,

(ii)	The Participant was a person owning (or considered as owning within the meaning of Section 318 of the Code) more than 5% of the outstanding stock of the Company or stock possessing more than 5% of the total combined voting power of all the stock of the Company, or

(iii)	The Participant was a person having annual compensation from the Company greater than $150,000 who would be described in clause (ii) if “1%” were substituted for “5%” each place it appears in such clause.

The identification of a Specified Employee, shall be made by applying regulations issued by the Internal Revenue Service under Sections 409A and 416 of the Code, disregarding Section 416(i)(5) of the Code.

D.	Distributions for Unforeseeable Emergencies

Upon a Participant’s request, the Company may, in its discretion, distribute the Participant’s Deferred Account if the Participant has suffered an unforeseeable emergency, provided that the distribution is limited to the amount reasonably necessary to satisfy the emergency (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). The determination of the amount reasonably necessary to satisfy the emergency need must take into account any additional compensation that will be available if the Participant’s deferral election is cancelled, and distribution may not be made to the extent that the emergency may be relieved by cessation of additional deferrals under this Plan, reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship. For purposes of this Section 6.D, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, or of the Participant’s spouse, beneficiary or dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof); loss of the Participant’s property due to casualty; or some other extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant’s control.

7. General Provisions

A.	Assignment

No Participant’s interest in any Deferred Account is assignable, either by voluntary or involuntary assignment or by operation of law. No part of any Deferred Compensation may be paid over, loaned, sold, assigned, transferred, discontinued, pledged as collateral for a loan, or in any other way encumbered until after the Deferral Period with respect to such Deferred Compensation.

B.	Unsegregated Funds

The Company shall be under no obligation to segregate any deferred funds, and an election to defer Eligible Compensation hereunder shall constitute an acknowledgement and agreement by the Participant that such unsegregated funds belong absolutely and unconditionally to the Company and are subject to the claims of the Company’s unsecured general creditors. Nothing herein contained shall be construed as creating any trust, express or implied, for the benefit of any Participant. Notwithstanding the foregoing, the Company in its discretion may establish and fund a so-called “rabbi trust” or similar grantor trust to provide for the payment of benefits hereunder.

C.	Designation of Beneficiary

Subject to applicable law, each Participant may designate a Beneficiary(ies) to receive payments to be made of Deferred Compensation, if any, after the Participant’s death. In the absence of such designation, all such amounts shall be paid to the Participant’s estate. The designation shall be made on a form to be supplied by the E.C.C. and may be revoked or superseded at any time. Payments to a Beneficiary(ies) shall be made in accordance with a schedule designated by the Participant.

D.	Reservation of Rights

Nothing in this Plan shall be construed to (i) give any employee any right to defer compensation other than as expressly authorized and permitted by the E.C.C, (ii) limit in any way the right of the Company to terminate a Participant’s employment with the Company or (iii) be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant at any particular rate of remuneration.

E.	Amendment or Termination of the Plan

The Company, by the action of its Board of Directors may terminate or amend this Plan at any time, provided that any such termination or amendment shall not adversely affect the rights of Participants or Beneficiaries to payments of amounts standing to the credit of Participants in their Deferred Accounts at the time of such amendment or termination. In the event that the Plan is terminated, a distribution of Deferred Accounts that would result in an acceleration of the time or the form of an amount payable pursuant to a deferral election may only be made if such distribution meets the requirements of Section 409 A of the Code and regulations thereunder.

F.	Withholding

The Company shall have the right to deduct or withhold from all payments of Deferred Compensation any taxes or levies required by law to be withheld from an employee with respect to such payments.

G.	Effective Date

This Plan is effective on the date on which Waban Inc. completed the spin-off of the Company by distributing to the stockholders of Waban Inc. on a pro rata basis all of the then outstanding shares of Common Stock of the Company.

H.	Change of Control

Notwithstanding any other provision of the Plan, upon a Change of Control (as defined in Exhibit A) of the Company, no further deferrals under Section 4 (whether elected prior to the Change of Control or not) shall be permitted; the entire amount then credited to each Deferred Account of each Participant shall promptly be paid to such Participant (or his designated Beneficiary or his estate) in a lump sum payment; and the Plan shall terminate.

I.	Named Fiduciary

The E.C.C. shall serve as the Named Fiduciary of the Plan. With respect to any claim for benefits made under the Plan, the E.C.C. shall follow the claims and review procedure set forth in any savings plan maintained by the Company which is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended; provided that the E.C.C. may designate one of its members to review initial claims for benefits, but the full membership of the E.C.C. shall review any denied claim when requested to do so by the claimant in accordance with the procedure.

2008 Amendment and Restatement Approved by the Board

Date:	March 27, 2008

EXHIBIT A

Definition of “Change of Control”

(a) “Change of Control” shall mean the occurrence of any one of the following events:

(i) Change in Ownership. The acquisition of ownership of the Company’s stock by any one person or group that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of such stock, provided that stock in the Company remains outstanding after any such transaction, and further provided that if a person or group owns (or is treated under the Code as owning) more than 50% of the total fair market value or total voting power of such stock, the acquisition of additional stock in the Company by such person or group will not result in a Change of Control. For purposes of the preceding sentence, an increase in the percentage of Company stock owned by any person or group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of Company stock.

(ii) Change in Effective Control. Either of the following transactions:

(A) The acquisition of ownership of the Company’s stock possessing 30% or more of the total voting power of all Company stock by any one person or group during the 12-month period ending on the date of the most recent acquisition of Company stock by such person or group; or

(B) The replacement of more than 50% of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such board as constituted before the date of the appointment or election.

(iii) Change in Ownership of Company Assets. The acquisition of 40% or more of the total gross fair market value of the Company’s assets by any one person or group during the 12-month period ending on the date of the most recent acquisition of assets of the Company by such person or group. For purposes of the preceding sentence, “gross fair market value” means the value of the Company’s assets or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and the total gross fair market value of all of the Company’s assets is determined immediately before the 12-month period. Notwithstanding anything to the contrary, a Change of Control resulting from a transfer of Company assets will not occur if the assets are transferred to:

(A) A shareholder of the Company immediately before such transfer in exchange for or with respect to Company stock;

(B) An entity 50% or more of the total value or voting power of which is owned immediately after the transfer of the assets, directly or indirectly, by the Company;

(C) A person or group that owns immediately after the transfer of the assets, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company, or an entity, at least 50% of the total value or voting power of which is owned immediately after the transfer of the assets, directly or indirectly, by such person or group.

(b) Definition of Group. For purposes of determining whether a Change of Control has occurred, the term, “group,” as used in subsection (a) of this Exhibit, includes persons that are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c) Interpretation. The definition of Change of Control in this Exhibit is intended to be in conformity with the requirements of Section 409A of the Code and regulations issued thereunder, and any interpretation of such definition is to be guided by this objective.

EXECUTIVE SUMMARY

AMENDMENTS TO DEFERRED COMPENSATION AND INCENTIVE PLANS

BJ’S WHOLESALE CLUB, INC.

BJ’s Wholesale Club, Inc. maintains four nonqualified deferred compensation plans: (1) BJ’s Wholesale Club, Inc. General Deferred Compensation Plan (“General Plan”); (2) BJ’s Wholesale Club, Inc. Management Incentive Plan (“MIP”); (3) BJ’s Wholesale Club, Inc. Growth Incentive Plan (“GIP”); and (4) BJ’s Wholesale Club, Inc. Executive Retirement Plan. After legal review, it has been proposed that the first three plans be amended and restated in order to bring them into compliance with new rules under Section 409A of the Internal Revenue Code (“Code”). The final plan, the Executive Retirement Plan, has been determined to be 409A compliant. The amendment and restatement of the MIP and the GIP will also reauthorize those plans for purposes of the limit on deductible compensation contained in Section 162(m) of the Code.

Section 409A was enacted in 2004 with the purpose of providing comprehensive rules for the taxation of benefits payable by nonqualified deferred compensation plans. The effective date of the statute, the ultimate goal of which is to limit the ability of employees to manipulate the time when compensation will be paid, was January 1, 2005. The effective date of the enclosed amendments reflects this date. The primary objectives of the amendments are discussed below.

Timely Deferral Elections. Under the final Section 409A regulations, the generally applicable deadline for making an election to defer compensation is December 31 of the calendar year preceding the year in which the services to be compensated are performed. The election made at such time must also specify the time and the form of distribution. The amendments incorporate rules for making timely deferral elections in the nonqualified plans.

Special Timing Rules Related to Performance-Based Pay. Under the 409A regulations, deferral elections with respect to performance-based compensation can be made as late as six months before the end of the performance period. In order to qualify as performance-based compensation, a bonus, such as an amount payable under the MIP or the GIP, must be contingent on the satisfaction of pre-established criteria relating to the performance of BJ’s or of the individual participant over a period of at least 12 consecutive months. The proposed amendments ensure that the plans qualify for the favorable exception relating to the time for making deferrals of performance-based pay.

Anti-Acceleration Rules. Section 409A prohibits the acceleration of the time for paying benefits established at the time of the initial deferral. This has implications for distributions that would be triggered by financial emergencies suffered by a participant, by disability of the participant or by changes in the control of the company paying the benefits. In such cases, Section 409A allows for a relaxation of the general prohibition on acceleration but limits the circumstances in which a distribution may be made. Thus, special definitions are required for events such as financial hardship, disability and change in control. The proposed amendments would incorporate these definitions and special rules into the plans.

Six Months Delay of Distributions for Key Employees. In order to guard against diversion of the assets of financially troubled companies by corporate insiders, Section 409A requires that distributions due on separation from service to certain key employees of a publicly traded company, such as BJ’s, be delayed for a period of six months. The 409A regulations provide a methodology for identifying the employees subject to this restriction. The six month delay rule and the criteria for identifying the employees to which it applies are reflected in the amendments.

Stock Incentive Plan. In addition to the 409A amendments discussed above, an amendment to the General Deferred Compensation Plan authorizes deferrals of the vesting date with respect to restricted stock issued under the BJ’s Wholesale Club, Inc. 2007 Stock Incentive Plan.